Exhibit 99.1

Fulton Financial Corporation

(Logo Omitted)

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
Full text available on PR Newswire	Office:	717-291-2739

Fulton Financial announces rise in second quarter earnings

(July 20) – Lancaster, PA — Fulton Financial Corp. (Nasdaq: FULT) earned $37.9 million in the second quarter of 2004, an 11.2 percent increase over $34.1 million for the second quarter of 2003. Diluted net income per share was unchanged at 31 cents. Annualized return on average assets was 1.44 percent for the quarter and annualized return on average equity was 13.82 percent.

The Lancaster, Pennsylvania-based financial holding company reported net income of $73.7 million for the six months ended June 30, 2004, an 8.2 percent increase over the same period in 2003. Diluted net income per share for the first six months of 2004 increased to 62 cents, a 1.6 percent increase over the 61 cents reported in 2003. Total assets at June 30, 2004 were approximately $10.6 billion.

“We saw strong loan growth with a corresponding increase in our net interest income in the second quarter”, said Rufus A. Fulton, Jr., chairman and chief executive officer. “ We continued to see further improvement in our asset quality as well, which enabled us to reduce the provision for loan losses. Our acquisition of Resource Bankshares Corporation on April 1, 2004 contributed $1.0 billion in assets to our corporation and had a positive impact on our earnings, adding $3.6 million to our net income with its strong mortgage and commercial banking businesses. The addition of Premier Bank in August of last year along with Resource in 2004 has positively impacted the corporation’s deposit growth as well as our financial condition and results of operations”.

Total loans, net of unearned income, increased $1.7 billion, or 30.6 percent, to $7.0 billion at June 30, 2004. Approximately $1.0 billion of this increase resulted from the Premier and Resource acquisitions. The remaining $635 million, or 11.8 percent, increase was realized mainly in commercial loans and commercial mortgages, which grew $445 million since June 30, 2003. The purchase of a $165 million agricultural loan portfolio in December of 2003 contributed to this growth.

Non-performing assets were 0.31 percent of total assets at June 30, 2004 and 0.45 percent of total assets at June 30, 2003, reflecting an improvement in overall asset quality. Annualized net charge-offs for the quarter ended June 30, 2004 were 0.03 percent of average total loans, compared to 0.15 percent for the same period of 2003. For the six months ended June 30, 2004, net charge-offs were 0.05 percent of average loans, compared to 0.19 percent for 2003. As a result of the continued improvement in asset quality, the provision for loan losses decreased $1.7 million, or 67.9 percent, for the second quarter of 2004 as compared to the same period in 2003.

Total deposits increased $1.0 billion, or 15.4 percent, from June 30, 2003 to June 30, 2004, to $7.4 billion. Approximately $979 million of this increase resulted from the Resource and Premier acquisitions, with the remaining $15 million increase resulting from growth in core demand and savings accounts, offset by a decrease in time deposits.

Net interest income for the second quarter increased $14.3 million, or 19.3 percent, compared to the same quarter in 2003, with approximately $12.6 million of the increase attributable to the acquisitions. Net interest margin was 3.73% for the second quarter of 2004, compared to 3.91% for the same period in 2003. The decline was a result of average yields on earning assets decreasing further than the average cost of deposits. The net interest margin has remained fairly stable for the last three quarters, at 3.79% for the first quarter of 2004 and 3.73% for the fourth quarter of 2003.

Other income increased $2.0 million, or 6.6 percent, to $31.7 million in the second quarter of 2004, largely due to the addition of Resource and its mortgage banking business, which contributed $3.9 million to this category. This increase offset the decreases experienced by the Corporation’s other mortgage banking business due to recent declines in mortgage refinancing activity. Investment securities gains increased $540,000, or 11.2%, to $5.3 million for the second quarter of 2004.

Other expenses increased $12.8 million, or 22.1 percent, compared to the second quarter of 2003. Approximately $10.6 million of this increase resulted from the Resource and Premier acquisitions. The remaining $2.2 million, or 3.8 percent, increase was due primarily to normal increases in salaries and to the continuing increase in the cost of health and retirement benefits. Intangible amortization expense increased $996,000 compared to the second quarter of 2003 as a result of acquisitions.

Fulton Financial Corporation is a $10.6 billion Lancaster, Pennsylvania-based financial holding company which operates 207 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley

Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, Skylands Community Bank, Hackettstown, NJ, Premier Bank, Doylestown, PA, and Resource Bank, Virginia Beach, VA.

The Corporation’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLC, West Conshohocken, PA. Residential mortgage loans are offered by all banks through both Fulton Mortgage Company and Resource Mortgage.

In June, the Corporation announced that it will acquire First Washington FinancialCorp, headquartered in Windsor, New Jersey. First Washington’s banking subsidiary, First Washington State Bank, with approximately $480 million in assets, operates sixteen community banking offices in Mercer, Monmouth and Ocean Counties in New Jersey. The acquisition is expected to be completed on or before April 15, 2005.

The corporation recently announced a share repurchase program of 4 million shares of its stock as market conditions warrant through December 31,2004.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Forward-Looking Statements:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loan and deposit products, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration and customers’ acceptance of the Corporation’s products and services.

The Corporation’s forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, the Corporation assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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